Exhibit 99.02

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

SILICON IMAGE
Moderator: David Allen
February 8, 2007
2:00 p.m. PT
Operator: Good day everyone and welcome to the Silicon Image’s fourth quarter 2006 financial results conference call.
Please note that today’s call is a question-and-answer session and is being recorded.
At this time, I’d like to turn the call over to Mr. David Allen for opening remarks. Please go ahead.
David Allen: Thank you operator. Good afternoon and welcome to Silicon Image’s fourth quarter and fiscal year 2006 financial results conference call.
I am Dave Allen, Silicon Image’s Director of Investor Relations. Joining me today are Steve Tirado, Silicon Image’s President and CEO and Bob Freeman, our Chief Financial Officer. We’d like to extend our apologies for the delay in starting the call. Our press release is now across the wire and we are prepared to start the call.
Before I turn the call over to Steve, let me remind the listeners that we will be making forward-looking statements during the call regarding our future performance based on current expectations. These remarks may include stock buy back activity, financial targets, expected sales growth, anticipated royalty payments from Genesis and other companies, operating results, planned inventory reduction and other cost reduction activities, integration of sci-worx and IP

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

from Sunplus, product introduction, product ramps, as well as announcements relative to standards and technology adoption rates.
Actual company and marketplace results may differ materially from what is described in these and other forward-looking comments. We encourage you to familiarize yourself with our various SEC filings, including but not limited to the forward-looking statements in today’s press release and along with our most recent Form 10-K and Form 10-Q filed with the SEC. These documents describe relevant risk factors that could affect future results. Additionally, during this call, we may highlight other factors that could impact projections or other forward-looking statements. Silicon Image assumes no obligation to update such forward-looking statements.
I also want to mention before we proceed that all financial numbers are prepared, unless otherwise noted, in accordance with GAAP or Generally Accepted Accounting Principles. We have also used certain non-GAAP financial information. A reconciliation of non-GAAP financial information and the most directly comparable GAAP information is included in our fourth quarter and full-year fiscal statements, which were issued with today’s press release. Today’s press release can be found on our web site in the Investor Relations section of siliconimage.com. We believe that certain non-GAAP financial information is useful to investors because it may enhance their understanding of the results and trends in our business. We also use certain non-GAAP financial information internally to evaluate and manage our operations.
As a note, non-GAAP financial information we use may differ from that used by other companies. These non-GAAP measures should be considered in addition to and not as a substitute for the results prepared in accordance with GAAP.
For those who have not seen today’s press release and again, we apologize for the delay in having it cross the wire, let me quickly recap the fourth quarter results. Total revenues for the quarter

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

were $87 million. GAAP gross margins were 61.6 percent. Non-GAAP gross margins were 57.3 percent. GAAP net income and EPS were $26.3 million or 29 cents per share on a diluted basis, respectively. Non-GAAP net income was $18.3 million or 21 cents per share on a diluted basis. Bob will provide more details on our financial results later in the call.
I will now turn the call over to Steve for a review of 2006 and some commentary on the business, looking into 2007 and beyond. Steve?
Steve Tirado: Thank you Dave and good afternoon everyone. Before I begin, I want the listeners to know that I’ll speaking about our financial results, excluding the one-time effect of the Genesis settlement.
I’m pleased to report on another record year for Silicon Image. 2006 was characterized by record revenue, record operating margins and a well-managed expense plan. Top line revenue grew over 35 percent from $212 million to $287 million. Non-GAAP net income before taxes grew over 53 percent from $47.5 million to $73.1 million, demonstrating improved leverage in the business, and cash and short-term investments grew $99.1 million from $151.6 million at the end of ‘05 to $250.6 million at the end of ‘06. All in all an excellent financial year for Silicon Image and a credit to the hard work of our management team and employees.
I’d now like to review the seven key highlights for 2006. Number one, it is clear that the consumer electronics market has fully embraced the HDMI standard. According to In-Stat’s most recent forecast for HDMI shipments, it was estimated that over 63 million devices shipped in 2006 and an estimated 130 million devices are expected to be shipped in 2007. By 2010, it is expected that approximately 325 million units will be shipping per year.

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

Number two, companies adopting the HDMI standard has now passed the 540 mark and continues to grow, with over 20 percent of these companies coming from China. The Consumer Electronics Association awarded the HDMI Licensing, LLC on behalf of the HDMI founders, its International CES Innovations 2007 Design and Engineering Awards Honoree for the HDMI 1.3 specification. Products considered for this prestigious award are judged by a preeminent panel of independent industrial designers, engineers and members of the trade press to honor outstanding design and engineering in cutting-edge CE products. It was unusual to see a specification win this kind of recognition but it’s an indicator of the significance of the benefits expected from implementing HDMI 1.3.
Number three, many new devices emerged for HDMI, like new high definition camcorders, digital cameras, HDMI-enabled TV adaptors, like Apple’s iTV and HP’s Media Center, as well as an increasing number of DVD and AV receiver products. These products represent the tip of the iceberg in terms of what we believe will happen in the next 12 to 24 months, as a whole new generation of video-capable mobile devices emerge that will store and output high quality movie content. These devices will range from music and video devices to smart mobile phones.
Number four, product execution was also excellent. We introduced a new series of integrated high definition TV input processors, the Silicon Image 9153 and 9155, which support multiple HDMI 1.3 ports and high speed analog inputs, with video resolutions up to — supporting video resolutions up to 1080p at 60 hertz and 36-bit per pixel color depth. These new input processors also support the new lossless compressed digital audio formats available in Dolby TrueHD and DTS-HD Master Audio, as well as all the other HDMI supported audio formats, including high bandwidth, uncompressed digital audio and compressed formats such as Dolby Digital, DTS and Super Audio CD.

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

We introduced a new family of HDMI 1.3 switches, including the Silicon Image 9181 and 9185. These new cost-effective HMDI 1.3 switches enable multiple HDMI source devices to connect to HDTVs with frequency of operation up to 225 megahertz, allowing consumers to enjoy Deep Color content. We introduced a new midrange HDMI 1.2 transmitter solution. The new Silicon Image 9034 extends Silicon Image’s broad line of advanced HDMI transmitters that include the world’s best selling HDMI transmitter the 9030. It also complements the high-end Deep Color 9134. The 9034 is intended for use in set top boxes, DVD recorders and DVD players, which are increasingly viewing HDMI as a must have technology.
For the PC market, we introduced the VastLane 1392 and 1932, which offer blazing fast performance, up to 340 megahertz or 10.2 gigabits per second, allowing these products to support monitor resolutions up to WQXGA 2560x1600 pixels or HDTV resolutions up to 1440p.
Additionally, the introduction of Microsoft’s new operating system in January of ‘07, Vista, with its content digital rights management requirement, has generated increased interest by PC manufacturers in HDMI connectivity. More than 50 HDMI PC products are currently available, including nearly two dozen desktop and notebook PCs, families of HMDI PC monitors from major manufacturers and a broad range of motherboards and graphics cards with HDMI outputs, many enabled by a Silicon Image chip solution.
In the storage area, we added the SteelVine — most recently added the SteelVine 5733 — the first storage processor with content security-enabled — I’m sorry, with content security enabled by automatic drive locking. The 5733 gives HDTV, digital video recorders, set top box and PC motherboard manufacturers a cost-effective storage solution that is simple, scalable, reliable and secure and of course, doesn’t require any software, software drivers or special user knowledge to

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

deploy. It really conforms to our idea of designing technology with a CE centered point of view, meaning, devices are simple and they just work in predictable, consistent ways.
Number five, two negotiations started in 2006 and recently closed that represent very important parts of our long-term product and business strategy for the next several years. First, in January of 2007, we completed an acquisition for a net of $13.6 million in an all cash transaction from Infineon Technologies of sci-worx GmbH, now referred to as Silicon Image Germany, a leading intellectual property and design service provider specializing in multimedia communications and networking applications. Silicon Image Germany has approximately 172 employees, more than 80 percent of whom are engineers.
Secondly, another negotiation started in ‘06 resulted in Silicon Image signing a cross license agreement just recently with Sunplus technology, to license the use of and the right to further develop advanced IP for video processors and DTV products at a cost of 40 million cash paid over the next 18 months. The SunPlus IP, along with the engineering talent and IP recently acquired in the sci-worx transaction is expected to further enhance and accelerate Silicon Image’s ability to provide top tier consumer electronics customers with a full line of products, ranging from our industry leading discrete HDMI chips, new integrated front-end DTV input processors and fully-integrated system-on-a-chip DTV products that advance a new architecture for premium, high definition content access throughout the home and mobile environment.
Number six, it is our belief that an increasingly larger number of retailers and manufacturers will demand a guarantee of interoperability, in this all new — in this new all-digital device world. Simplay Labs, a wholly-owned subsidiary of Silicon Image, was created to give the consumer industry a rigorous testing suite and a set of services to give substance to the desire for strong interoperability.

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

The program has now authorized more than 125 products to use the Simplay HD logo, indicating that these products have undergone our testing. Additionally, Simplay Labs opened its first European test center, providing local support to European CE manufacturers and this complements the Simplay Labs test centers already in operation in North America and Asia.
And number seven, finally, as we mentioned in today’s press release, we are looking forward to 2007 being another good year in terms of revenue, profitability and cash flow. With this in mind, the Board of Directors authorized the stock buy back program of up to $100 million over the next three years.
All in all, I’m very pleased with our products toward increasing the capabilities of Silicon Image to offer a broader product line with more highly integrated products, especially in the DTV space. The IP license from Sunplus represents several hundred man years of proven technology, from the DTV and DTV — DVD and DTV — processor market and its intellectual property will provide most of the necessary building blocks for us to offer compelling DTV solutions differentiated by connectivity innovations we plan to introduce early next year.
Our business is a design win driven business. As we look into 2007, we believe we can grow revenue to between $340 million to $360 million while maintaining our non-GAAP operating margins in the 20 percent range for the full year through strong execution and tight expense control. Our confidence is based on a bottoms up analysis for business and represents our best estimate at this time.
We have won significant HDMI 1.3 designs with almost every major OEM in the market and continue to see good momentum for these products. We have an aggressive development plan for programs in 2007 that will feed our 2008 revenue. The Sunplus IP and sci-worx IP and

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

engineering teams will allow Silicon Image to move forward in completing its vision for the connected digital home in the digital television market.
I’ll now turn the call over to Bob for a detailed review of our Q4 and full-year 2006 financial results, as well as our Q1 ‘07 guidance and revenue expectations for 2007. Bob?
Bob Freeman: Thank you Steve and good afternoon. Let me start with the income statement. Total revenue for our fourth quarter was a record $87 million, an increase of 41.7 percent from the fourth quarter of 2005 and an 11 percent improvement over the prior quarter. For the fourth quarter, our product revenue totaled $66.3 million or 76.2 percent of total revenue, while licensing revenue totaled $20.7 million or 23.8 percent of total fourth quarter revenue.
Included in the $20.7 million of licensing revenue was approximately $11.8 million of royalty revenue associated with the previously announced Settlement and Licensing Agreement with Genesis. Of this amount, approximately $10.6 million of royalty revenue was related to periods prior to the fourth quarter of 2006. I would also like to point that our acquisition of sci-worx, from Infineon occurred in January, therefore, there was no revenue contribution from sci-worx reflected in our fourth quarter results.
For the fourth quarter, on a GAAP basis, consumer electronics revenue, including licensing, was up 4.8 percent compared to the third quarter of 2006 and accounted for $56.8 million or 65.4 percent of our total revenue in the fourth quarter. PC revenue, including licensing, increased 43.8 percent compared to the third quarter of 2006 and represented $20.8 million or 23.9 percent of our total revenue in the period. I would like to point out that the increase in PC revenue in the fourth quarter was attributable to the royalty revenue we recognized from the previously announced Genesis settlement.

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

Storage revenue, including licensing, declined approximately $300,000 in the fourth quarter compared to the third quarter of 2006 and accounted for $9.3 million or 11 percent of the total fourth quarter revenue. After adjusting for the non-current portion of Genesis revenue in the fourth quarter, we achieved $76.4 million in revenue, which was a sequential decline of 2.5 percent or slightly better than the three to five percent decline we indicated in our guidance coming into the fourth quarter.
CE revenue, including licensing but excluding Genesis royalties earned in the prior period, was down 3.1 percent compared to the third quarter of 2006 and accounted for $52.6 million or 68 percent of our revenue in the fourth quarter. The decline was mainly due to normal seasonal patterns that we have seen over the past few years in consumer electronics where our customers do most of their ordering in the second and third quarter with leveling off or some decline in the fourth quarter.
PC revenues including licensing but excluding Genesis royalties, was down approximately 0.1 percent compared to the third quarter of 2006 and contributed $14.5 million or 16.6 percent of our revenue in the third — in the period. The decline, we believe, was due in part to the impact of the notebook battery recalls and the timing of the release of the Microsoft Vista operating system.
Storage revenue, including licensing, declined three percent in the fourth quarter compared to the third quarter of 2006 and accounted for $9.3 million or 12.1 percent of the fourth quarter revenues. The decline was due, in part, to the end of life of certain products.
For the full-year, under GAAP, we had a record $295 million in revenue and the increase of 38.9 percent over 2005, led by a 64.2 percent growth in our consumer electronics business. After adjusting for the Genesis royalties that [inaudible] we also had a record year of $287.9 million in sales, up 35.6 percent. On a year-over-year basis, product revenue was $66.3 million in the

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

fourth quarter of 2006, up 19.7 percent from the same quarter of 2005, but down as expected 4.2 percent from the seasonally strong third quarter of 2006.
Fourth quarter 2006 unit shipments grew 5.4 percent over the third quarter of 2006, while ASPs declined nine percent sequentially. Storage ASPs declined at a greater rate than either CE or PC products and was largely driven by product mix changes. CE declines were largely impacted by planned ASP reductions associated with volume increases for certain transmitters. PC price declines were modest.
For the full year, unit shipments across all product lines increased 58.2 percent over 2005 unit shipments. In 2006, ASPs declined at a rate consistent with expectations on an average of four to five percent per quarter on an annualized basis, with the largest decline occurring in the fourth and first quarter when customers typically work off inventories before new programs begin to move into volume ramps.
Overall, in 2006, ASPs were down in Q1, slightly up in Q2 and down in Q3 and Q4. Overall, the decline in ASPs have been due to a combination of lower selling prices and product mix. Based on current visibility, we expect to see a similar pattern in the first half of 2007.
Distributor revenue, which we generally record on a sell-through basis, was $38.1 million, an increase of $1.6 million in the fourth quarter compared to the third quarter of 2006. Distributor revenue accounts for 43.8 percent of our fourth quarter product revenue. Direct sales account for $28.2 million in the fourth quarter.
Fourth quarter IP licensing revenues, including licensing, development, royalties and testing revenue, was $20.7 million or 23 percent of total revenue. Aided by the recording of $11.8 million in royalty revenue from the settlement with Genesis, licensing revenues increased $14.7

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

million from the $6 million of licensing revenue we recorded in the fourth quarter of 2005 and our licensing revenue in the fourth quarter of 2006 was up sharply from the prior quarter’s $9.2 million level. After adjusting for Genesis royalty revenue, IP licensing revenues were $10.1 million or 13.2 percent of total fourth quarter revenue.
Now let’s turn to our overall products gross margins in the fourth quarter. Our overall gross margins, on a GAAP basis, were 61.6 percent for the fourth quarter. In comparison, our overall GAAP gross margins were 58 percent for the same period in 2005 and 58.2 percent for the third quarter of 2006. Gross margins for the fourth quarter of 2006 when adjusted for the 10.6 million of Genesis royalties were 57.3 percent compared to 58.1 percent in the fourth quarter of 2005 and 59.2 percent in the prior quarter.
Fourth quarter GAAP product gross margins were 50.3 percent, down from approximately 50.5 percent in the fourth quarter of last year and 53.1 percent in the prior quarter. This is largely due to the ASP declines I previously noted. Fourth quarter product gross margins, after adjusting for stock compensation, were 51 percent, down from approximately 53.5 percent in the fourth quarter of last year and 53.1 percent last quarter.
Turning to operating expenses, our GAAP operating expense for the fourth quarter of 2006 totaled $28.9 million or 37.9 percent of total revenue in the fourth quarter, compared to $24 million or 39.1 percent of total revenue in the fourth quarter of 2005 and $34.4 million or 43.9 percent of total revenue in the prior quarter. The GAAP operating expenses in the fourth quarter of 2006 included expense recoveries associated with the Genesis settlement offset by certain related legal expenses and incentives.
Excluding $4.3 million for stock compensation expense and $78,000 for acquisition-related expenses, the net one-time expense impact of the Genesis settlement on our non-GAAP operating

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

expenses for the fourth quarter of 2006 totaled $28.1 million or 36.8 percent of revenue [inaudible]. In comparison non-GAAP operating expenses for the fourth quarter of 2005 were $22.8 million or 37.2 percent of total revenue, and non-GAAP expenses for the third quarter of 2006 were $26.5 million or 33.8 percent of total revenue.
For the fourth quarter, our operating margin of $24.6 million on a GAAP basis increased by 111.9 percent over the fourth quarter of 2005 and 120.2 percent over the prior quarter. On a non-GAAP basis and after adjusting for certain Genesis settlement proceeds, our operating margin of $15.7 million increased by 21 percent — 21.9 percent — over the fourth quarter of 2005 but declined 21.3 percent from the prior quarter due to lower revenue and higher operating expenses and incentives.
Now let me take a few minutes to talk about our tax provision in the fourth quarter. During the first three quarters of the year, our GAAP tax provision was 41.7 percent. Our tax provision for the fourth quarter was impacted by the release of our reserves against our deferred tax assets, offset by our increased investment outside the United States and technology and headcount in line with our relationships with our foreign customers and suppliers. The net effect of these items resulted in a year-to-date tax provision of approximately 25 percent for 2006 and an unusually low GAAP tax provision of only five percent in the fourth quarter.
For the full-year, on a GAAP basis, pre-tax earnings in 2006 were $56.5 million compared with $56.3 million in 2005. GAAP net income in 2006 was $42.5 million or 49 cents per diluted share. In comparison, GAAP net income in 2005 was $49.5 million or 59 cents per diluted share. For a full-year on a non-GAAP basis, pre-tax earnings in 2006 were $73.1 million compared to $47.6 million in 2005. Non-GAAP net income in 2006 was $68.9 million or 79 cents per diluted share. In comparison, non-GAAP income in 2005 was $46.2 million or 55 cents per diluted share.

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

I will now make a few comments on the balance sheet and cash flow statement. Our cash and short-term investments continued to grow and totaled $250.6 million or $2.81 per diluted share at the end of the fourth quarter of 2006. In comparison, cash and short-term investments were $151.6 million or $1.80 per share at the end of 2005 and $235.8 million or $2.70 per share at the end of the prior quarter. As an aside, after the fourth quarter ended in early January 2007, we paid a net $13.6 million to acquire sci-worx and received $5.4 million in reimbursement of litigation costs related to the Genesis Settlement and Licensing Agreement.
Accounts receivable net at the end of the fourth quarter of 2006 were $39.9 million, up from $30.1 million at the end of the year 2005 and up from $32 million in the prior quarter. The sequential increase resulted in a DSO of 41 days compared to 44 days in December of 2005 and 37 days from the prior quarter.
Inventory rose to $28.3 million at the end of fourth quarter of 2006 compared to $17.1 million at the end of 2005 and $19.6 million from the prior quarter. The increased inventory levels combined with the reduced product sales resulted in our inventory turn slowing to 4.7 times for the fourth quarter of 2006 compared to six times at the end of last year and 6.7 times at the end of the prior quarter.
More than three-quarters of our inventory build in the fourth quarter was at the wafer stage. Due to some inefficiencies in our material planning processes that are now being addressed, we were unable to adjust our material ordering and build plans quickly enough to match our customers as they adjusted their product requirements for several high volume products. Based on our current forecasts and the corrective action steps already taken, we expect and are committed to reducing our inventory to a more appropriate level for our anticipated needs no later than the end of the

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MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

June quarter. Based upon our outlook, however, we believe the right level will be approximately $25 million, not far from our levels at the end of 2006.
Depreciation and amortization expense for the property, plant and equipment and intangible assets were $1.7 million in the fourth quarter of 2006, compared to $1.5 million in the fourth quarter of 2005 and $1.9 million in the prior quarter.
I will now turn to the outlook for the March quarter and several data points for the full year. As we announced last year — last month — we continue to expect our full-year revenue for 2007 to range between $340 million and $360 million, a 15 to 22 percent increase over our record $295 million of revenue in 2006, driven by new products, broader and deeper HDMI penetration across more product lines and higher licensing.
Based on our current customer demand visibility, expected product mix and the timing of an anticipated channel inventory correction, we expect our total revenue in the first quarter of 2007, which is seasonally the weakest quarter for the CE component supplier like Silicon Image to range between 68 million and 72 million, a decrease of approximately six to 11 percent compared with the fourth quarter of 2006, after adjusting for the Genesis settlement.
We expect our non-GAAP gross margins for the March quarter to be approximately 53 to 55 percent. The lower guidance range for gross margins for the March quarter reflects the impact of our January 2007 acquisition of sci-worx, now Silicon Image Germany, and the fact that a portion of their existing design services activities and other customer programs are charged against cost of goods and services. This is expected to result in about a two to three percent impact on our gross margin.

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

While we expect to continue to honor and support sci-worx’s existing contract obligations, over time, Silicon Image Germany’s engineering resources will be increasingly focused on advancing our product and technology road map. As this process unfolds and as our new products increasingly ramp, we expect to see our gross margins improve and our research and development expense to increase.
We also expect our non-GAAP operating expenses for the first quarter to range between 30 million and 32 million, in part due to Silicon Image’s increased level of R&D activities and its recent acquisition of Silicon Image Germany, excluding the impact of acquisition-related expenses, such as in-process R&D charges that may be — that may occur.
Also, we expect our non-GAAP tax provision to be approximately 55 to 60 percent in 2007. The increased rate is a result of unbenefited losses from our increased investment outside the United States in technology and headcount in line with our relationships with our foreign customers and suppliers. The rate will be affected by how quickly we can implement our global tax strategy.
Before opening up the Q&A period, I want to emphasize that management is committed to keeping a tight control on expenses and reducing our inventories to levels appropriate for the business. As we indicated in our press release, we expect inventories to match our anticipated needs by the end of the June quarter, if not sooner.
We also announced, as Steve said earlier, a stock buyback, which after satisfying Silicon Image’s IP and engineering resource constraints and evaluating our future cash flows, we felt it appropriate, at this point in time, to enter into such a buyback agreement, which represents about 10 percent of our current market value.
This concludes our prepared remarks and we would like to open up the call for your questions.

SILICON IMAGE
MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
CT CONFIRMATION # 8996437

Operator: Thank you. At this time if you have a question or a comment, please press star one on your touch-tone telephone. If you are using a speakerphone, please remember to turn your mute function off to allow your signal to reach us. Once again, it is star one if you have a question or a comment.
We go first to Mahesh Sanganeria.
Mahesh Sanganeria: Hello. Steve, there’s too many numbers, so I think I’m going to be confused with the numbers and so I will ask you a strategy question on your DTV strategy. The question is, basically, two-part. One is why do you want to get into a DTV market and the second is why are you choosing the path you are choosing?
So, to elaborate more on that, it is well known that the HDTV market is pretty crowded and you’re coming in pretty late, why take a chance on that and enter this high risk market, whereas you could probably find better markets to expand your revenues, and on the question of mine why are you going with buying — paying $40 million to Sunplus? You have been working with them for about three years now and you know what they have and if I look at the display search market share data, they don’t appear in top 10 and the 10th guy is like less than one percent, so what I don’t understand is, why are you paying $40 million and I would like to know how are you going to expense that? Is it going to go into R&D or it’s going to be a one-time charge?
Steve Tirado: OK, let’s parse the question here because your underlying assumption is that we’re going to enter the market in the same way you see video processor guys are competing today, is that correct?
Mahesh Sanganeria: Yes.

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MODERATOR: DAVID ALLEN
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Steve Tirado: And so, you know, this probably required more discussion but just kind of a, you know, first of all, our vision for where to go in DTV is very different than what we’re seeing in the video processor market today and that’s because we have a fundamental belief that the architecture in televisions that these top tier OEMs are going to be putting out is going to change. It’s going to change in the following way. It’s going to have, in many cases, a highly integrated input processor talking to a back-end chip that’s produced by that top tier customer.
So when you talk to a Sony, a Samsung, you know, a Panasonic, any of these guys out there, it is very clear to us that their desire is to continue to control the back-end image quality because that’s what differentiates their brand, so in other words, they’re not looking to have, if you will, an Intel inside like program because then they would be an undifferentiated product in the marketplace, so we believe that the input processor that we’ve just — the two products we’ve just announced — are going to be very key parts of a re-architecting of the TV in the marketplace.
Additionally, we believe that connectivity for the TV is going to get increasingly important, as more and more input sources become available and here, I’m not talking about more new kinds of DVDs and all that but I’m talking about content being sold over broadband connections, content coming in over mobile devices. You’re going to see a, just an explosion of devices all wanting to connect up and display their content on a television or in a home network, whether that’s wired, wireless, power-lined, you name it, right. So, our vision for how the market will develop over time is very different than what we’re seeing in the marketplace today.
Now, having said that why did we go buy $40 million worth of IP that is, primarily, you know, DTV-related. The answer is, it is critical for us to understand the total architecture and to have all the IP blocks necessary for us to continue on with some of the innovations that we want to go pursue in the marketplace and so now, you know, you’re going to look at the market and say,

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MODERATOR: DAVID ALLEN
02-08-07/4:00 P.M.
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well, geez, I don’t see that in the marketplace today and we know that you don’t see that today. What we’re telling you is we believe it’s going to be a significant shift in the market and we’re preparing for that by getting the IP.
Now, let me get to the second part of your question, which is, you know, why $40 million? When we went out to look at the intellectual property blocks we thought were important for us to own and also understand because remember, here, what we’re doing is, yes, we’re working in partnership with Sunplus and by the way, we will continue to do other programs with them, we’re not going to stop that. What we wanted to be able to do is begin to implement a different vision for the way that TV gets constructed, and we think owning the IP is going to be very important for that. But with respect to the value of the IP, it is one thing to go out and buy all the pieces, it’s another thing to have a technology that’s proven.
And I think anybody will tell you in the market, when you come out with a piece of technology, until it’s been banged on by all the other, you know, sort of marginal devices out there, you don’t work all the kinks out, you don’t get your firmware clean, you don’t get your processing blocks clean, you don’t get your software clean.
So, we really looked for something that was already built, fully integrated, that we understood really well and again, precisely because we’ve had a long-standing relationship with Sunplus, we really understand a lot of what we’re getting into and we think it’s very good technology and it’s technology that we will take and develop into new products over the next several years.
So I know it’s kind of a long answer but you know, part of this has to do with understanding what our vision is for the way the television architecture’s going to change over time. Would we produce, for example, a video processor chip like you see in the marketplace today? I think that

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when we get there, you know, in other words, do our own product outside of the Sunplus relationship, our products are going to look very different.
Mahesh Sanganeria: OK, I don’t think I still understand. I think I’ll have to have an offline discussion with you on this.
Steve Tirado: Yes, no problem. I mean we’re a company that tends to be kind of out there on the edge with some of these things but you know this is very much driven by our very close relationship with some of these top tier customers. We’re building these input processor products because we’ve been asked to do so.
Mahesh Sanganeria: So, on the — well, how does this $40 million flow through the income statement?
Steve Tirado: I’ll let Bob talk about that.
Bob Freeman: Yes. First of all, the $40 million payment is going to be spread over milestone deliverables that are spread over about a year and a half, so it’s not $40 million upfront and then, secondly, what we’ll do is, we’ll fair value the IP under the purchase accounting rules and then we’ll, basically, amortize that off over the useful life of the IP as we determine that and, to some extent, there could be some in-process R&D that we have to address and write-off but we’ll get into that as we go through our fair valuation — fair value ...
Mahesh Sanganeria: So pretty much it’s — a pro forma income statement is not going to see this number although you’re going to spend the cash.
Bob Freeman: On a — well, you’ll see as it hits amortization on a GAAP basis but you know ...
Mahesh Sanganeria: But Steve you took the amortization out of the pro forma numbers, right?

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Bob Freeman: Yes, the amortization would be, essentially, a non-GAAP adjustment.
Mahesh Sanganeria: But what is the tax treatment since you’re paying cash? Do you realize the tax gain? I mean is it an expense in the tax, as you pay the cash to Sunplus?
Bob Freeman: You know, I haven’t gone through the tax analysis of that yet, so I don’t have a quick answer for you.
Mahesh Sanganeria: OK, I’ll just ask one last question and then let — inventory went up 40 percent and you talked about that. Can you provide us more color exactly what happened because if I remember, on the Q3 conference call you said the slowdown — you were not surprised with the slowdown and this was all in the expectation and now, your inventory goes up 40 percent. What was the — can you give us more color on that?
Bob Freeman: On the inventory level?
Mahesh Sanganeria: Yes.
Bob Freeman: Yes, I think basically, in terms of looking at our planning systems, we had a disconnect in terms of several of our products related to our sales forecasts versus our inventory build but what we try and do is we try and carry our inventory — a good percentage of inventory now — at the wafer bank level, so without taking it all the way to the product level, so that we can react quickly to customer demand for product because it, typically, otherwise would be about a 12-week cycle to get product out the door, so we have been increasing our inventory levels to meet that. We just had a breakdown in terms of some of our processes that we were using to forecast our demand but we’ve taken the steps to fix that.

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Steve Tirado: Yes, I mean one of the comments we also made, though, is our levels do have to rise based on our view of the business, so that’s why we mentioned that we’re probably going to get up around $25 million as an appropriate level for at least this first half.
Bob Freeman: And we also had some build-up of inventories for new products that we’re introducing in Q1 and Q2 of 2007.
Steve Tirado: Yes, some of our customers require us to do quite a build-up in anticipation of their requirements, so that’s part of it as well.
Mahesh Sanganeria: Oh, thank you very much.
Steve Tirado: You’re welcome.
Operator: We go next to Jason Pflaum.
Jason Pflaum: Yes, good afternoon guys. Just a couple quick questions here. Just to follow up on the inventory question, I guess, first. Can you talk and it sounds like, perhaps, there were some customer forecast revisions, maybe you can just give us a sense for, you know, what segments that this might have been in and also, give us a flavor for how much of this inventory build is really in the new products, maybe, the 1.3 product. That’d be helpful, thanks.
Bob Freeman: Well, I would say a lot of the build-up had to do with the introduction of 1.3 products and the fact that there was a tremendous amount of demand to try and get those into products early in 2007 from our customers, especially, the 1.3 products. So, we were making decisions to get started on the inventory build-up based upon the projections that we were getting from our sales group and, in some ways, to meet the demand of the customer before we even get a purchase order sometimes we basically have to make a decision that yes, we in fact need to get started.

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Steve Tirado: You have to kind of also remember the context. We were struggling all year with up demands every quarter, so our operations guys were really running around trying to make sure we had enough supply and the — some of the customers were actually even saying they wanted to have a certain size buffer, etcetera but you know, when we take risks like this, we tend to go long on new products not on, you know, existing products or products we think are going out of production and so, you know, it’s our belief we’ll burn through this.
Bob Freeman: Yes, we think this thing can be corrected over the next couple quarters.
Jason Pflaum: OK, then I need to just follow-on with the 1.3. I think in your commentary that you mentioned that you were seeing pretty significant traction among the TV OEMs out there. Maybe you can give us a little bit more color there, how deep are you seeing the TV guys, you know, push this technology? Will it be mainstream and maybe you can give us a shot at, you know, where you think the penetration levels, perhaps ...
Steve Tirado: Yes, so I’m not going to tell you much different than I have in the past. I mean, really, all of the design wins that I know about are pretty much in the high-end. I think there are a couple of companies out there who have very good supply for these 10-bit panels and I think they may use that as a way of really pushing differentiation.
If you think about it, you know, if you saw two TV’s and maybe the price difference is $500 to $600 but you knew that that extra money is going to really have you ready for the future, you might want to buy that and pay that difference, so I don’t know exactly what the marketing programs are going to look like but I they’re going to be pretty aggressive with using that as a differentiator.

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So the good news is we got a lot of design wins. We know that our product is deployable across many of the TV’s that they have because the way they typically design us in, we’re on a little card, so they can really decide when they want to decide, you know, where they’re going to put us, so you know, all I can say is we’re feeling good about our design win progress and it’s kind of, probably, going to get down to, you know, how much supply is going to be out there of these new panels.
Now, having said that you know, I also — we also — have a lot of — the source device world want HMDI 1.3 chips for the audio, so — and they didn’t care about, you know, the Deep Color but they wanted the new audio stuff, so that actually was a nice surprise for us.
Jason Pflaum: So can you maybe talk about how you envision this rollout? Do you get much contribution in Q1 from the TV guys pulling 1.3 or is the build really more of a Q2/Q3?
Steve Tirado: Yes, it’s mainly Q2/Q3 where we’re going to see it but we have to start, obviously, building it up, you know, in Q1 and we’re already seeing evidence in our order rates that this is coming.
Jason Pflaum: OK, then the last question is on the gross margin, can you just repeat — I think I may have missed the guidance there and how you see that trending over the next couple of quarters. Thanks guys.
Bob Freeman: OK, on the gross margin we said it was going to be down for the first quarter and — to around 53 to 55 percent and a significant portion of that is related to the acquisition of Silicon Image Germany, in the sense that they do custom work for their customers and, as a result, a lot of their development costs are taken to cost-of-sales, whereas most of our engineering work is, resides in R&D expense.

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So we expected that to have kind of a two to three percent impact on our gross margins in the first quarter. Our intent is to, eventually — while we’re going to continue to support their existing contractural obligations, our intent and the purpose of the acquisition, is to focus those engineering resources on advancing our products and technologies, so over time, we would expect to see that impact change.
Jason Pflaum: OK, so I guess normalizing, if you take that out, you’re still seeing some pressure on the gross margin, maybe you could just talk about what you’re seeing from the core business. Is it coming more from pricing? Is it, you know ...
Bob Freeman: Yes, I would say ...
Jason Pflaum: ... that prices are up.
Bob Freeman: I would say more from pricing. There is pricing pressure and typically, the first quarter, as I mentioned, the fourth quarter and first quarter is where we experience the greatest pressure on the pricing until we see some of our new product shipping.
Steve Tirado: Yes, I don’t know if you heard this, Jason, we actually characterized the way the ASPs went last year and we think that you know, when we look at our data it’s sort of traditional. So, in other words, we’re — we tend to go down some in Q4 and Q1. Last year, we were slightly up in Q2, you know, just kind of moderated a little bit in Q3 and then it starts to go down again in Q4 and Q1 as we sell off the older products, so that’s kind of the way that we see the business.
Jason Pflaum: OK, that’s helpful. Thanks guys.
Bob Freeman: OK.
Steve Tirado: Thank you.

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Operator: We go next to Quinn Bolton from Needham & Company.
Quinn Bolton: Hey guys, just a few questions. First, can you quantify what the sci-worx revenues will be in the March quarter because I don’t think you had any in the December quarter?
Steve Tirado: You know, we don’t break out our revenue that way. I know that a lot of the analysts have been asking about this. We’re trying to get people focused and especially, as it relates to the licensing stuff, on just the total number. I think Bob, actually, did make some statements about, you know, back when we did the announcement about what the general range was but essentially, what happened was the expenses associated with the operation are roughly covered by the revenues, and basically, what we said, it was going to be, you know, profit neutral.
Bob Freeman: And we expect, also — I mean they have a lot of IP that hasn’t really been exploited and that we’re going to be working with them and with our customer base to look at different opportunities.
Steve Tirado: You know, our goal with them is really — see their — the motivation for their doing IP licensing was — is very different than ours. The way we approach the IP business is, it is an outgrowth of our chip strategy, so as we build products in the market, we then look at markets we’re not going to serve and then we’ll make our IP available for complimentary uses. They were a company that was — now it’s by [design services] is part of their business but they lived — they really were a true IP company. We’re not going to, you know, over time we’ll phase out some of their IP developments and only those that are absolutely relevant to our product strategy will we continue and it is those, you know, programs that will probably then get licensed out in the marketplace.

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So, for example, they’ve got a really state of the art multi-format video decoder that does, you know, VC-1, ADC, it’s a very nice piece of technology, we will incorporate that into products and will very likely continue to license that in the market but they have a lot of other pieces that are just not aligned with the strategy, so that’s kind of why we’re saying this. We really acquired sci-worx to bring an engineering team with the appropriate skill sets and knowledge in the product areas we were interested in and we weren’t as much interested in the business they had.
Quinn Bolton: OK and then, just looking at the annual guidance for 2007, any sense you can give us as to, you know, what percent of the product revenue you think may come from 1.3?
Steve Tirado: You know, I stated my goal was to get to about 30 to 50 percent of the HDMI stuff. You know, last time I think I was asked I told people we’re, you know, we think we’re going to get at least the lower end of that number. I just don’t have enough visibility yet. The orders are starting to come in. When we get into Q2 and such, I’ll have a better idea but that’s about all I can tell you at this point.
Quinn Bolton: Was it — sorry, was that an exit rate or was that for the full year?
Steve Tirado: That was an exit rate.
Quinn Bolton: OK, great and then on the — you spent a lot of time at the beginning of Q&A just talking about the Sunplus IP. It sounds like you’re not going to come to market with a fully integrated input processor or video processor or single chip like many of your competitors, that you’ll pursue different avenues with that intellectual property.
Steve Tirado: Well, the input processor we’re — we’ve already announced and we’re really going to develop that. Now, what is an input processor? An input processor is something that manages all the I/Os into the television, the analog, you know, the VGA, the digital, provides the switching,

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you know and there’s a little bit of work that’s being done in that front-end chip and then it delivers one or two digital streams to the back-end that does all the pretty picture, you know, color manipulation, etcetera, so the input processor market we’re very committed to. It’s a very core part of our strategy. The input processor in the future may include things like the video decode, as well as, the MPEG decode, so a lot of the blocks that we’ve obtained are going to go into that front-end input processor.
Now, having said that, we — I mentioned this earlier, it’s important for us to understand the total chip architecture or the total architecture of the television, i.e. understand those back-end processes and we will develop blocks that can do the back-end and we probably will, you know, at least inside the company have these single chip solutions and at the appropriate time we’ll go to the market. But we don’t want to go until we’ve got a really differentiated answer for DGBs, which means that a lot of the work we’re doing to advance connectivity will be a part of that.
Quinn Bolton: OK, so — I mean but the blocks you think will reside at the tier one OEMs will be more of the scaling, the interlacing color processing blocks and you’ll focus more on the connectivity at the front-end?
Steve Tirado: Pretty much. That’s basically how we think it’ll go.
Quinn Bolton: OK and just the last one for Bob, can you just reiterate what the tax rate guidance was? I think you said — you gave us guidance on a non-GAAP basis. I just want to make sure I heard that right.
Bob Freeman: Yes. That we expect that for a while, we’re going to see a tax rate in the 55 to 60 percent range and this is a result of us not getting the benefit for some of our expenses that we previously received because of the fact that we increased our investment in offshore activities and in — so we

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don’t have those deductions to offset our U.S. income, so — but what has to happen is, we have to transition our revenue and other activities offshore into, you know, into foreign entities that that would flow through and get the benefit of the lower tax jurisdictions that we’re in the process of implementing this year.
Steve Tirado: So, this is a multiyear strategy ...
Bob Freeman: Yes.
Steve Tirado: ... actually takes several years to get to.
Bob Freeman: I mean what we’re doing is what a lot of companies have done ahead of us, you know, and now that we have reached the point where, you know, we’re paying taxes and we have to pay attention to this, we are implementing this global tax strategy for the company and you know and it makes sense for us because about 75 percent of our revenue is coming from foreign sources and a good — just as a high a percentage or more is of our operations and production activity is generated offshore.
Quinn Bolton: OK, great, thank you.
Bob Freeman: OK.
Operator: We go next to Daniel Gelbtuch from CIBC World Markets.
Daniel Gelbtuch: Hey guys, a few questions. Just a follow-up on that tax question, so we should be essentially dialing in a 55 to 60 percent tax rate for a full-year here?
Bob Freeman: Yes, I would say that that’s probably, you know, we released our provision, our reserve. We are going to be paying taxes and going forward, over the next two to three years or so, we’re

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going to be looking at a higher tax rate. How quickly we can implement all the other activities to take advantage of the lower tax jurisdictions that’s — we’re going to grow into that.
Daniel Gelbtuch: So, you’re saying for, at least, a year if not two, if not more, we should be at 55/60.
Bob Freeman: Yes. We don’t know how quickly we can absorb all of that but you know, you can go two ways, you can either accelerate it or you can kind of level it out and we’ll probably level it out. It might take us three years or so, you know, before we get there.
Daniel Gelbtuch: I got you. Now, as far as — I’m not familiar with the provision, the size of provision, what kind of provision have you taken against this?
Bob Freeman: In terms of how big the provision — the — I don’t understand the question. Do you want to repeat that?
Daniel Gelbtuch: You said you released a provision, I’m not sure what ...
Bob Freeman: No, we released the reserve.
Daniel Gelbtuch: Oh, released reserve, I’m sorry.
Bob Freeman: We released the reserve against the deferred tax assets and we did that this quarter and we’ve been looking at it every quarter. We partially released some of the reserve in 2005, even releasing portions of the reserve throughout 2006 and we got to the point in time, based upon our profitability that we couldn’t fully justify reserving it, so we set up those deferred tax assets on the balance sheet by releasing the reserve.
Daniel Gelbtuch: How big is that right now, how big of a reserve?
Bob Freeman: Well, there’s no reserve right now going forward ...

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Daniel Gelbtuch: How much ...
Bob Freeman: ... other than for selected amounts but at the beginning of the year, it was around $50 some million that we went ‘06 with, and so that would be reduced by whatever we’ve absorbed through 2006.
Daniel Gelbtuch: I got you, OK and as far as — going back to Sunplus, I’m just a little confused. What’s the difference between the assets you got at sci-worx, the core competency you got at sci-worx versus Sunplus? I mean from what I understand, Sunplus is in the decode space, more so than anything else, and it sounds like sci-worx is more into decode as well but perhaps more in the next gen codex. Does either one have any intrinsic technology of note — what’s the value add of Sunplus versus sci-worx?
Steve Tirado: So, the — Daniel, this is Steve. The real value is the fact they have an integrated TV architecture and so, the real value of these things is stitching it altogether and making it work in a high performance, high quality way. So it’s not just getting the block. I could’ve gone out and paid less for all the block, if you added them all up but then I wouldn’t have an architecture and I wouldn’t have them all working together so part of what we’re getting here is that.
And the other thing is, with respect to their DVD technology, unlike sci-worx, it’s proven. It’s been beaten on by, you know, probably, hundreds of thousands of products, so we know it’s reliable and it can deal with the various implementations that you have out there that plug into your chip and don’t work right, so you know, there is a — you know, for people in the business, there is a whole lot to be said for having proven technology that’s been out in the marketplace long enough and it, you know and it’s field tested.

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The other thing is stitching it altogether. There’s real know-how and architecture that goes into putting these things together. For us to be successful with our own product, I really wanted to own the IP and I wanted to give our guys the chance to take something, again, complete and proven and from there, we’ll add our innovation, you know, as we go into the marketplace. So you know, it’s a subtle point but for anyone whose in the market and deals with these kinds of chips, they understand this point.
Daniel Gelbtuch: So, basically you’re saying that sci-worx is more the team with the know-how and Sunplus is the assets, the proven assets, the field tested assets, and you know, field tested IP.
Steve Tirado: That is exactly right, Daniel.
Daniel Gelbtuch: All right now, just to go back to SteelVine. I know you quoted the In-Stat numbers — I’m sorry, the HDMI 1.3, you quoted In-Stat numbers of 130 million, how much do you think is possible that it could, you know, could be — how much of those unit numbers could be HDMI 1.3 and then, as far as, HDMI 1.3 currently in the market, is there any product that you see other than, I guess, PlayStation 3 that has — that supports that — that new standard?
Steve Tirado: Well, I know of a lot of products coming out that I can’t talk about, both on the source and on the TV side. that will come out supporting HDMI 1.3. I’m reluctant to give you a percentage of the market, at this point in time. What I can say is that. you know, a lot of this has been on the higher end products, so it’ll be your higher end DVD/AV receivers. It’ll be in, you know, the higher end of the TV, probably, the 40-inch and above segment and this is where you’re going to see this stuff and — I mean it depends on aggressive they want to get and then, you know, what kind of panel availability is out there, so you know, sorry I can’t be more specific than that but at this point in time — you know, as the quarters go on I’ll be able to give you a little bit more clarity on it but it’s still too early.

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Daniel Gelbtuch: I got you and now, as far as, what’s out there in terms of competition, obviously, products that are going to ship in the second half of ‘07 whether it be on the source or a receiver side, they probably had to have been designed already and when you went to those bake-offs — did you — were there any other 1.3 silicon alternatives in the market and will — do you think that the competition is going to be more catered or more geared towards ‘08 or even ‘09?
Steve Tirado: Yes. I mean I would say those are all correct observations. We didn’t see any competition for 1.3 in ‘06. It was zero and so, you know, all the top tier guys were working with us around their 1.3 plans. If you look at the — if you look at competitor announcements, they’ve talked about having stuff available, you know, to start sampling like in the first quarter of ‘07. That’s too late for ‘07, so I think that they’ll be focusing on trying to battle in ‘07 for ‘08 and, you know, I think that’s where we’ll see them. That is part of the reason why we have moved aggressively to make sure we’ve got this integrated input processor line. We think that’ll be an important part of our strategy going forward, and of course, we do expect to advance the HDMI standard this year, primarily in the service and the mobile devices coming on stream.
Daniel Gelbtuch: All right, last question. Just I didn’t hear much talk about the SteelVine business and your new cost reduced products. Should we be expecting to see, you know, product in the market in the second half of ‘07 with these new SteelVine products?
Steve Tirado: Yes, I mean we announced one win with MSI but we’ve got more coming. We — yes and that stuff won’t really start to scale until, probably, you know, getting into the second half of the year.
Daniel Gelbtuch: Well, thanks very much.
Steve Tirado: You’re welcome.

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Operator: We go next to Tayyib Shah from Longbow Research.
Tayyib Shah: Hi guys. So if I look at your 2007 guidance, it kind of indicates that there’s going to be a pretty significant ramp from second quarter onward, I just wanted to know what gives you confidence in that? Is this based on more of a bottom up approach based on customer forecasts or is this based on more — on a top down approach where you are looking at where the HDMI market could be in 2007 and working down from there?
Steve Tirado: No, this is all bottoms up. I mean when we look at the business, especially near-term, we know what sockets we’ve won and what platforms we’re going to be on. Now, what we don’t know is when they give us those forecasts are they really accurate, right? You know, sometimes you add up all your customers and they add up to more than the market, so you know that they’re assuming market share gains, so we’re careful to calibrate, you know, our numbers especially from the standpoint of planning our, you know, builds and all that, but no, this is based on our bottoms up view of the business.
Tayyib Shah: And then, with this Sunplus cross-licensing agreement, will Sunplus not be updating the IP going forward? Will you develop it on your own and, if so, where do you stand in terms of having a design team that understands the TV processor IC design?
Steve Tirado: So, it is for a given point in time, in terms of the IP, so we will get, you know, basically we’re starting the transfer process now, so what we’re getting is that state of the art. What we are — what we will get from them is we will get support and we will get, you know, bug fixes and those kinds of things but your observation is correct. This is not a, you know, every time they do a new, you know, thing that we’re going to get that because that’s not the case.

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The team that will absorb this IP is, primarily, going to be — well, it’s primarily the Silicon Image Germany operation. They’re very comfortable with and familiar with, you know, pretty sophisticated, highly integrated chip technology and so, they’ll be the ones who are primarily digesting this, this year.
Tayyib Shah: OK and if I can still go back to the tax rate, again. Bob, I mean the 55 to 60 percent tax rate, is that going to be very similar to what you are going to record in 2008 maybe as well or do we start to come down to maybe 30 percent range or something like in 2008?
Bob Freeman: No, I think it’s going to be for a period of, probably, closer to three years and it really depends on how quickly we can ramp up our offshore revenue and flow that through our, basically, our offshore tax jurisdiction. So you know, like I said, we’re a prime candidate for this because a significant majority of our sales are overseas and, essentially, we just basically got to pull the activity but you’re honoring existing commitments and stuff like that so that has to transition over.
Tayyib Shah: So, 55 to 60 percent is pretty similar to the cash tax expense that you’ll be paying, as well?
Bob Freeman: Well, no, not really. I think, you know, you’re using a federal tax rate of about 35 percent but you’re not getting as much of the deductions that you would normally have because now they’re offshore.
Tayyib Shah: OK.
Bob Freeman: So that’s what essentially is inflating the provision.
Tayyib Shah: OK, thank you guys.
Bob Freeman: OK.

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Operator: Thank you. At this time, we go to Jeff Schreiner from American Tech.
Jeff Schreiner: Hey, good afternoon guys.
Steve Tirado: Good afternoon.
Jeff Schreiner: Steve, I was wondering if you could talk a little bit about the Analogix lawsuit. It seems a little bit unique in some of the assertions made by Silicon Image against Analogix. Wondered if you could, maybe, provide us with what the company sees as possible estimated damages incurred by the charges asserted and does this damage treble? Is this an infringement type suit or a patent, willful infringement type suit, just looking for a little color there.
Steve Tirado: So, actually, I’ve got Ed Lopez, our Chief Legal Officer, I’m going to let him comment on that.
Ed Lopez: Hi, this is Ed Lopez. The claims that we filed are not patent claims, so there may be some willfulness aspect to it, whether it results in treble damages against us, it’s not a patent claim. What we’re looking really in this litigation is for damages, of course, but also, primarily, for injunctive relief to prevent the unlawful conduct from continuing. As we allege in the complaint, basically, we’re alleging the copyright infringement and misappropriation of trade secrets and unlawful and unfair business practices.
Jeff Schreiner: OK. Bob, could you talk a little bit about the pricing in legacy of HDMI right now? It seems like things are getting a little rough out there. Is it getting quite competitive in legacy versions of HDMI, right now, within the marketplace?
Steve Tirado: What do you mean by legacy?
Jeff Schreiner: I would say versions 1.1 to 1.2.

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Steve Tirado: Yes, so definitely there’s more price competition in that area. One of the ways that we have continued to differentiate ourselves, even in that area, is you know, due to what we’re doing with Simplay Labs, so the interoperability testing and the robustness of your solution, especially as it relates to HDCP key management. So we have this thing called Triple Key Validation that is something that really gives our customers a lot of comfort, in that we have an excellent program, we shipped over 100 million keys, so we know how to prevent things like corruptions and duplicates and selective authentications that being, when you plugged in devices sometimes it works, sometimes it doesn’t. We can virtually guarantee to our customers those will never happen with us, so what we’re finding is yes, the prices have gone down but there is an ability on our part to charge a premium largely because people know the quality is there.
Jeff Schreiner: OK and would you say, Steve, that your competitors really haven’t been able to catch up to Silicon Image in their technical know-how related to interoperability and quality?
Steve Tirado: I would say that they do not yet know how complicated this gets and how big of an issue this is. We’ve seen it because we’ve shipped over 100 million keys and we’ve got a very rock solid system. We worked through all the bugs at our top tier customers and that by the way, they know how important this is as well, so until you kind of get out there and you start really shipping a lot of product, it’s not so, you know, clear about what the potential issues might be and it gets back to my point earlier that — when we were discussing the IP and how we were looking for proven IP, what happens is, you have to get into the market, you know and have your products plug into a lot of other products to find out all the marginal things that go on out there, so that you can make your products robust enough to withstand that kind of marginality and so, I think that’s really where we have an edge and why many of the top tier guys are reluctant to swap us out. Now, having said that, when a competitor comes in and says, I’m going to offer you a lower price, I can guarantee you my customer will come to me and say, I need a discount and so, you’re

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seeing our prices fluctuate at about a four to five percent per quarter average on an existing product and I don’t think that’s going to change.
Jeff Schreiner: OK. One other question I just wanted to ask here and then we’ll just kind of wrap it up for the evening, wondered how we should really look at the core business right now? You guys aren’t really going to give us what sci-worx is going to do and we can all, obviously, make assumptions and certainly, sci-worx in the long run may prove to be a very effective acquisition for Silicon Image but in the short run, it really seems that with the guidance that’s provided for March, things within the core business looking at what was in December going into March have really slowed down and, typically, is your seasonally slow quarter but would be that far off base to say that the six to 11 percent doesn’t really reflect the core business as this point that you’ve got it to?
Steve Tirado: You said does not or does?
Jeff Schreiner: Does not.
Steve Tirado: No, I would say that it is the main business that’s driving this. I mean that that is the vast majority of the revenue. Even if I were to break it out, right, you know, you would see it is that the vast majority of the revenue and bear in mind, again, I’m not trying to be cute or anything, our intention with sci-worx was always to re-dedicate those resources around a different business model that complements our product strategy, which is why we don’t want to put a lot of focus on what they were doing or how they were generating revenue because we’re really going to shift them away from the model they were using before and make them consistent with ours.

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Jeff Schreiner: OK, one quick question, just to finish it up, appreciate your time. 10-bit versus 12-bit within the digital television market, why does the customer need to move so quickly to version 1.3 this year if 10-bit seems to be the sweet spot currently by year end customers?
Steve Tirado: Well, so when you say 10-bit what you’re referring to, I think, is that the video processors today do 10-bit, right?
Jeff Schreiner: Yes.
Steve Tirado: The problem with that, though, is the pipeline from the source all the way to the glass is not 10-bit and that’s what HDMI 1.3 opens up. The video processors all along have been able to do higher quality, they just can’t get the bits in and they can’t the bits out. What we’ve done is, we’ve opened the whole pipeline up so that you can process up to, you know, 16-bit if you want to go that fast and so, it’s now — the content is shot in 10-bit,it’sable to be sent in 10-bit, it’s able to be processed in 10-bit, and then sent to the glass and the column drivers, if you will, literally, the goop inside of the LCD monitor can manage to get more colors up on the screen, so it’s not enough just to say your video processor’s 10-bit, you’ve got have a pipe from — the source has to be shot that way and then you have to have a pipeline all the way to the glass that allows that and, actually, that’s what HDMI 1.3 is all about, is enabling that pipeline for the content.
Jeff Schreiner: Well, thank you gentlemen.
Steve Tirado: You’re welcome.
Operator: Thank you. We now go to Aalok Shah from DA Davidson.
Aalok Shah: Hi guys, just a couple of quick questions and then I’ll probably take some more offline but just in terms of the gross margin, I’m a little confused, Steve. I mean you guys have said before

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that you expect to see some improvement in gross margin on the core business in the next couple quarters. I think you said that in Q3 and I’m surprised, I mean are you guys seeing all of a sudden an ASP pressure that you weren’t aware of or did something else happen along those lines and then the second question is, you know, how much of a premium is there for HDMI 1.3 right now for you guys? Is there much of a premium or should we expect that to be the same ASPs as your 1.1 or 1.2 products at this point?
Steve Tirado: OK, let me parse the question here. So, the first one was related to — now, are you asking about the margin guidance or the current quarter’s margin?
Aalok Shah: Current quarter, Q4. I mean it was down quite a bit, too. I guess I’m asking ...
Steve Tirado: Wait, when you say down quite a bit, are you saying 57.3?
Aalok Shah: 57.3 versus 59.2, down 200 hundred basis points.
Steve Tirado: Yes, but we had outlooked 56 I think to 58, right? No, we said — no, I think was 57 to 59 was the guidance, right?
Aalok Shah: Right.
Steve Tirado: We came in a little lighter than we would’ve liked. I don’t know what to tell you. That’s probably about as accurate as we get on something like that but, you know, what it means is, there was a mix shift of some products that were a little bit lower margin than we had anticipated going into the quarter.
What was the second part — the second part of the question was?
Aalok Shah: I guess the HDMI 1.3 premium, if there is one now, at this point.

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Steve Tirado: Yes, we probably get about, you know, a 25 to 30 percent premium over the pricing you’ll see in the market today for what another gentlemen was calling legacy HDMI, if there’s such a thing, but if you look at a 1.1, 1.2 silicon app and you look at pricing, you know, our 1.3 chip’s going to get about a 25 to 30 percent premium over that.
Aalok Shah: OK and you expect that premium to probably exist until competitors enter the market I’m assuming?
Steve Tirado: Well, you know, it will be interesting to see how this goes. What we’re doing is going upstream. We’re going to be offering input processors at a much higher average selling price that will partially impact our business in ‘07 and dramatically impact in ‘08.
Aalok Shah: OK and then 1.4, is that still on the road map for this year or is that more of an ‘08 story at this point?
Steve Tirado: Well, we’re driving real hard to get 1.4 out. We may actually even do two releases. There’s a short-term release we’re looking at and we’re considering doing that could come out as soon as June, that wouldn’t address probably the mobile stuff. The mobile stuff probably wouldn’t come until the end of the year but there is some interest on the part of the founders to take a look at embracing some features to the standard that would address some issues for the PC market.
What’s happening is, we’re just getting a lot of traction for HDMI in the PC space and there’s some things we can do. For example, allowing, you know, people to do — basically, implement the technology in, you know, very small process geometries of very low voltage, so there’s some ways we can accommodate that within the standard and so, we’re looking at doing that shorter-term before we start attacking some of the mobile issues.
Aalok Shah: OK, great, thank you.

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Steve Tirado: You’re welcome.
Operator: Thank you. We go next to Adam Benjamin from Jefferies.
Adam Benjamin: Thanks, couple questions guys just to follow-up on the gross margin again. It seems like the guidance implies about a 400 basis point sequential decline and it seemed, Bob, you indicated maybe about a 100 basis points is due to ASP decline and then another 300 has to do with the sci-worx acquisition, so I’m just — you — as you look at Q1 and beyond that the sci-worx acquisition, this is the first quarter, you know, fully as a part of the company we should expect that range to continue throughout ‘07?
Bob Freeman: No, I think it’s — as what we said, is we’re going to support their existing commitments and contracts for design work but they’re design work is not long-term projects, you know, so I think we’re going to be transitioning a lot of the engineering effort to support our investment and direction toward the video processor market and as Steve mentioned, a lot of the Sunplus IP that we’ve now got access to we’re going to be utilizing those people in Germany who understand that business to work on some of our particular products related to that.
Steve Tirado: You know, my goal, Adam, is that by the end of 2007, they are completely 100 percent aligned with where — the way we’re doing business, which means that the way that we’re accounting for those resources will go down to the R&D expense line and not be part of the cost-of-sales.
Adam Benjamin: OK, so asked a different way, throughout ‘06 your gross margin trended, basically, between 58 and 59 percent and now, you’re guiding at the midpoint 54, so it sounds like this transition needs to continue throughout the rest of ‘07 and be, basically, complete as you finish

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the year, so should we be thinking about resetting that base from the 58 to 59 range to the 54 to 55 percent range?
Bob Freeman: Yes, I would say in the short-term and we’ll try and give you guidance, you know, on a quarterly basis where we see that movement but I think, you know — now, we’re also seeing some, you know, some decline in terms of our revenue guidance as well and our typical pressure on margins in the first quarter but I would say that the bulk of it is going to be just the additional IP cost relative to the design work that’s sci-worx has done.
Steve Tirado: Yes, so as Bob said earlier in the call, you know, it’s — I don’t know if you were able to hear the whole thing but it’s about a two to three percent hit.
Bob Freeman: Yes.
Adam Benjamin: Right.
Steve Tirado: So, as we begin to shift ...
Adam Benjamin: ... ASPs.
Steve Tirado: Yes, as we begin to shift the resources then that’ll come off the margin there and so we should see an improvement.
Bob Freeman: Right.
Adam Benjamin: OK, just moving over to the Analogix litigation, just to follow-up on that. Been hearing kind of in the marketplace that they’ve been gaining some share, I’m assuming that you guys are pursuing the litigation strategy and spending money with lawyers there, obviously, because you feel as if they are a viable threat.

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Steve Tirado: I’ll let Ed answer that.
Ed Lopez: No, that’s not the case. This case is solely about the theft of intellectual property, misappropriation of our intellectual property and them using our intellectual property in their products. That’s what this case is all about.
Adam Benjamin: OK, can you quantify how much in legal expenses you guys are estimating, kind of, throughout the rest of this year or into ‘08 as this litigation progresses?
Ed Lopez: Well, we can’t comment on that at this point. It’s too early to tell. We’ve just filed the complaint and we’ll be receiving — we expect to receive a response in the next 30 days or so and then we’ll see how that moves forward.
Steve Tirado: Yes, we’ll try to probably give you some sort of estimate maybe this next quarter.
Adam Benjamin: OK. I mean, typical customary legal costs for some of these litigation and patent infringement cases that I’ve seen in the past is like a million or two a quarter, is that kind of in the ballpark?
Ed Lopez: Well, again, this is not a patent infringement case and if we’re talking about patent infringement those numbers seem to make sense but it really is not — it’s not a patent case, so to discuss at this point what we expect litigation to run, again, it’s too early to tell.
Adam Benjamin: OK and then just to follow-up on display port, you know, Genesis has talked publicly about how they see that moving, how the consortium has adopted Display Port and expect to see that continue to see some traction throughout ‘07 and into ‘08, I’m just curious, can you talk a little bit how that impacts your existing PC business?

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Steve Tirado: You know, I think in ‘07 it won’t. I think that you know, if there — if they get this going and there’s no reason to think that they couldn’t, as long as there are orders out there for product from OEMs like Dell that say, hey, I want a Display Port monitor or I want, you know, a Display Port, you know, chip for the PC side. but I don’t really see it coming into play in ‘07, possibly in ‘08, we’ll have to wait and see.
I mean we have been surprised at how much traction we’re getting for HDMI on the PC and even some of the customers who had talked about Display Port are now saying they’re positioning HDMI as their replacement for like [S-Video] and they’re positioning Display Port as their replacement for VGA but I would argue that it’s— I still think it’s, you know, it’s really extra cost with no benefit, that HDMI, in my view, really represents the thing to do and there’s really no need for another digital interface.
Adam Benjamin: And just two quick follow-ups, on the 1.3, Steve, can you comment as to what the ASP differential is versus, you know, 1.2?
Steve Tirado: Well, what I said earlier was that, you know, there’s about a 25 to 30 percent premium for an HDMI 1.3 over maybe a 1.2 or a 1.1 chip in the marketplace.
Adam Benjamin: OK and then lastly, as you look at your full-year guidance and historically, it seems like consumer has been representing about 50, going as high as almost 60 percent of total revenue, do you see that composition changing much as you exit ‘07?
Steve Tirado: No. I think that you know, it’s just all the strength is there. You know, actually, I think our numbers are even closer to sometimes 65 percent, so it’s just that the growth rate — the growth is there. Obviously, we’re doing everything we can to push up, you know, our other businesses but, you know, our primary engine these days is the CE business.

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Adam Benjamin: OK, so based on your current guidance, you’re not factoring in much growth from the other two businesses?
Steve Tirado: There’s some but, yes, the primary engine of growth is CE.
Adam Benjamin: Thanks guys.
Bob Freeman: OK.
Steve Tirado: Thank you. Operator, I think we have time for, maybe, one more question and then we have some concluding remarks I’d like to share with the people on the phone.
Operator: Thank you. Our final question comes from Mahesh Sanganeria.
Mahesh Sanganeria: Yes, just two quick questions, one on gross margin and on tax. I just want to confirm that you said 55 to 60 percent that’s in non-GAAP taxes?
Bob Freeman: Well, it’s GAAP or non-GAAP, it’s going to be the same.
Mahesh Sanganeria: OK, no ...
Steve Tirado: Hello. Operator, did he get cut off?
Operator: I — Mahesh, if you’re still there please press star one again.
Steve Tirado: Sounds like we lost him.
Operator: It sounds like we did.
Steve Tirado: OK, we’re going to wrap up. Thank you, operator, but before wrapping up the call, let me quickly recap several important points. Number one, HDMI continues to gain traction. Industry

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analysts project that HDMI-enabled devices will more than double in ‘07 to over 130 million devices. Number two, Silicon Image is really well-positioned with top tier customers who have committed designs to our silicon for ‘07. These customers include Sony, Sharp, Samsung, LG, Mitsubishi, Dell, HP, Apple, ASUSTek and Phillips, as well as several others.
Number three, HDMI 1.3 will be viewed in the future years as one of the most important HDMI releases for significantly improving audio and video quality for the HDTV device world and we will capture most of that 1.3 — most of the 1.3 sales in 2007. And, finally, we significantly strengthened our IP portfolio, engineering resources and SoC design capability through recent initiatives including the acquisition of sci-worx and the IP agreement we announced earlier this week with Sunplus.
We believe Silicon Image now has the IP, development talent and product strategy for sustained revenue and product growth as we drive the architecture and implementation in the storage, distribution and presentation of high def content in the HD connected home and mobile environment. We look forward to keeping you apprised of our progress. Once again, thank you for participating in today’s call and for your interest in Silicon Image.
Operator: And that does conclude today’s conference everyone. Have a great day.
END